Registration No. 333-
As filed with the Securities and Exchange Commission on May 15, 2009

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ASSISTED LIVING CONCEPTS, INC.
(Exact name of registrant as specified in its charter)

NEVADA	93-1148702
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)
W140 N8981 Lilly Road, Menomonee Falls, WI 53051
(Address of principal executive offices) (Zip Code)

Assisted Living Concepts, Inc.
2006 Omnibus Incentive Compensation Plan
(Full title of the plan)

ERIC B. FONSTAD	Copy to:
Senior Vice President, General Counsel,	BRUCE C. DAVIDSON
and Corporate Secretary	RYAN P. MORRISON
Assisted Living Concepts, Inc.	Quarles & Brady LLP
W140 N8981 Lilly Road,	411 East Wisconsin Avenue
Menomonee Falls, WI 53051	Milwaukee, Wisconsin 53202
(Name and address of agent for service)
262-257-8888
(Telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

Proposed
		Proposed	Maximum
Title of Securities		Maximum	Aggregate	Amount of
to be	Amount to be	Offering Price	Offering	Registration
Registered (1)	Registered (1)	Per Share	Price (2)	Fee
Class A Common Stock, par value $0.01 per share	800,000 shares	(2)	$12,892,540	$719.40

(1)	As amended and restated April 30, 2009 to reflect the one-for-five reverse stock split effected March 16, 2009, the Assisted Living Concepts, Inc. 2006 Omnibus Incentive Compensation Plan (the “Plan”) provides for the issuance of up to 800,000 shares of Class A Common Stock, par value $0.01 per share (“Class A Common Stock”). In addition to the shares set forth in the table, pursuant to Rule 416 under the Securities Act of 1933 (the “Securities Act”), the amount to be registered includes an indeterminate number of shares of Class A Common Stock that may become issuable as a result of stock dividends, stock splits or similar transactions, as provided in the Plan.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act, at the rate of $55.80 per million dollars, based upon:

•	the exercise price of $32.10 per share for the 32,000 shares underlying the tandem non-qualified stock options and stock appreciation rights approved on May 5, 2008 with a grant date of May 7, 2008, aggregating	$1,027,200

•	the exercise price of $15.35 per share for the 95,000 shares underlying the tandem non-qualified stock options and stock appreciation rights approved on February 22, 2009 with a grant date of February 24, 2009, aggregating	$1,458,250

•	the exercise price of $16.54 per share for the 32,000 shares underlying the tandem non-qualified stock options and stock appreciation rights approved on April 30, 2009 with a grant date of May 4, 2009, aggregating	$529,280

•	$15.41 per share, which is the average of the high and low sales prices of the Registrant’s Class A Common Stock on the New York Stock Exchange on May 14, 2009 for the remaining 641,000 shares available under the Plan, aggregating	$9,877,810

	Total	$12,892,540
Generally, under the Plan, the offering price for shares of the registrant’s Class A Common Stock covered by an option shall not be less than 100% of the fair market value of such stock on the date the option is granted.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     Information specified in Part I of Form S-8 (Items 1 and 2) will be sent or given to employees eligible to participate in the Plan as specified by Rule 428(b)(1) under the Securities Act of 1933.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents filed by Assisted Living Concepts, Inc. (the “Registrant”) (Commission File No. 001-13498) with the Securities and Exchange Commission (the “Commission”) pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:
•	Annual Report on Form 10-K of the Registrant for the year ended December 31, 2008.

•	Quarterly Report on Form 10-Q of the Registrant for the quarter ended March 31, 2009.

•	Current Reports on Form 8-K of the Registrant filed on February 26, 2009, March 11, 2009, March 18, 2009, May 6, 2009 and May 14, 2009.

•	The description of the Registrant’s Class A Common Stock contained in the Registrant’s Current Report on Form 8-K filed on May 14, 2009 (which updates and supersedes the description incorporated by reference in Amendment No. 4 to the Registrant’s Registration Statement on Form 10 filed on October 19, 2006, and contained in the Registrant’s definitive Information Statement dated November 10, 2006 filed as Exhibit 99.1 to the Registrant’s Current Report on Form 8-K filed on November 14, 2006, as previously updated) and any future amendment or report filed for the purpose of updating such description.
     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.
     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.
Item 4. Description of Securities.
     Not applicable. See fourth bullet point in Item 3 above.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.

Item 6. Indemnification of Directors and Officers.
          The Registrant is incorporated under the laws of the state of Nevada. Nevada law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, in which any such person is made a party by reason of the fact that the person is or was a director, officer, employee of or agent to the corporation, or is or was serving at the request of the corporation in such capacity of another entity (other than an action by or in the right of the corporation - a “derivative action”), if he or she is not liable under Section 78.138 of the Nevada Revised Statutes or if he or she acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including amounts paid in settlement and attorneys’ fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s articles of incorporation, bylaws, disinterested director vote, shareholder vote, agreement, or otherwise.
     The Registrant’s amended and restated articles of incorporation provides that the personal liability of its directors, officers, employees and agents is eliminated to the fullest extent permitted by Nevada law.
     Section 78.138(7) of the Nevada Revised Statutes provides that, with certain exceptions, a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer unless it is proven that:
     (a) his or her act or failure to act constituted a breach of his fiduciary duties as a director or officer; and
     (b) his or her breach of those duties involved intentional misconduct, fraud or a knowing violation of law.
     The Registrant’s amended and restated bylaws provide that, to the fullest extent permitted by Nevada law, as now in effect or as amended, it will indemnify and hold harmless any person made or threatened to be made a party to any action by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was director, officer, employee or agent of the Registrant or was serving, at the Registrant’s request, as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the Registrant, whether the basis of such proceeding is an alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director or officer, employee or agent. Any amendment of this provision will not reduce the Registrant’s indemnification obligations relating to actions taken before an amendment. The Registrant’s amended and restated articles of incorporation contain similar provisions.
     Directors and officers of the Registrant and its subsidiaries are also covered by directors’ and officers’ liability insurance under which they are insured (subject to certain exceptions and limitations specified in the policy) against expenses and liabilities arising out of proceedings to which they are parties by reason of being or having been directors or officers. Under these policies, the insurer, on the Registrant’s behalf, may also pay amounts for which the Registrant has granted indemnification to the directors or officers.
Item 7. Exemption from Registration Claimed.
          Not applicable.
Item 8. Exhibits.
          See Exhibit Index following the Signatures page(s) in this Registration Statement, which Exhibit Index is incorporated herein by reference.

Item 9. Undertakings.
     In accordance with the corresponding lettered undertakings in Item 512 of Regulation S-K:
     (a) The undersigned Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
* * * * *
     (5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
          (i) If the Registrant is relying on Rule 430B:
               (A) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
               (B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or
          (ii) If the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
     (6) That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:
The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
          (i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;
          (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;
          (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and
          (iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.
     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
* * * * *
     (h) Reference is made to the indemnification provisions described in Item 6 of this Registration Statement.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the

Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Menomonee Falls, State of Wisconsin, on the 15th day of May, 2009.

ASSISTED LIVING CONCEPTS, INC.

By:	/s/ Laurie A. Bebo
Laurie A. Bebo,
President and Chief Executive Officer
POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Laurie A. Bebo, John Buono and Eric B. Fonstad, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and any other regulatory authority, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.*

Signature	Title

/s/ Laurie A. Bebo Laurie A. Bebo	President and Chief Executive Officer; Director (Principal Executive Officer)

/s/ John Buono John Buono	Senior Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)

/s/ Alan Bell Alan Bell	Director

/s/ Jesse C. Brotz Jesse C. Brotz	Director

/s/ Derek H. L. Buntain Derek H. L. Buntain	Director

/s/ David J. Hennigar David J. Hennigar	Director

/s/ Malen S. Ng Malen S. Ng	Director

/s/ Melvin A. Rhinelander Melvin A. Rhinelander	Director

/s/ Charles H. Roadman II, MD Charles H. Roadman II, MD	Director

/s/ Michael J. Spector Michael J. Spector	Director

*	Each of the above signatures is affixed as of May 15, 2009.

ASSISTED LIVING CONCEPTS, INC.
(the “Registrant”)
(Commission File No. 001-13498)
EXHIBIT INDEX
TO REGISTRATION STATEMENT ON FORM S-8
The following exhibits are filed with or incorporated by reference (to the documents identified in parentheses) in this Registration Statement:

Exhibit
Number	Description

4(a)	Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008).

4(b)	Certificate of Change Pursuant to NRS 78.209 For Nevada Profit Corporations (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K dated March 16, 2009 and filed on March 18, 2009).

4(c)	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K dated November 10, 2006 and filed on November 14, 2006).

*5(a)	Opinion letter of Eric B. Fonstad, Senior Vice President, General Counsel, and Corporate Secretary of the Registrant, as to the legality of the securities being registered.

*23(a)	Consent of Independent Registered Public Accounting Firm, provided by Grant Thornton LLP.

*23(b)	Consent of Eric B. Fonstad (included in Exhibit 5(a)).

*24	Power of Attorney (included as part of the signature pages to the Registration Statement).

99	2006 Omnibus Incentive Compensation Plan, amended and restated April 30, 2009 to reflect March 16, 2009 one-for-five reverse stock split (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K dated April 30, 2009 and filed on May 6, 2009).

*	Filed herewith